UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 29, 2007
CRAWFORD & COMPANY

(Exact Name of Registrant as Specified in Its Charter)
Georgia

(State or Other Jurisdiction of Incorporation)

1-10356	58-0506554

(Commission File Number)	(IRS Employer Identification No.)

5620 Glenridge Drive, N.E., Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 256-0830

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On January 29, 2007 Crawford & Company (the “Company”) entered into a Severance Agreement and Release with Robert R. Kulbick (the “Agreement”). Mr. Kulbick was Chief Executive Officer of the Company’s Broadspire Services, Inc. subsidiary when he resigned on January 19, 2007. Under the terms of the Agreement, the Company will pay Mr. Kulbick a total of $284,900 in twenty-six equal payments over a twelve month Severance Period (as defined in the Agreement). Provided Mr. Kulbick is diligently pursuing employment opportunities, if he is not employed at the end of the twelve month Severance Period, the Company will pay him $23,741.67 per month for up to six additional months, or until he becomes employed during that six month period. Mr. Kulbick will be liable for any and all taxes on the amounts paid to him pursuant to this Agreement.
          Pursuant to his applicable stock option agreements, Mr. Kulbick will have 90 days to exercise his vested stock options. If Mr. Kulbick is eligible for and elects COBRA coverage for himself and/or his eligible dependents, the Company will pay the amount of premiums for such COBRA coverage that the Company would have paid for such coverage if Mr. Kulbick had been an active employee. Any such COBRA premium payment by the Company shall continue for the lesser of twelve months or until Mr. Kulbick becomes eligible for other comparable insurance coverage through a subsequent employer. The Company will continue to pay Mr. Kulbick a company car allowance of $258.46 per pay period for the twenty-six pay periods during the twelve month Severance Period.
          In the Agreement Mr. Kulbick releases the Company from all claims, agrees to preserve all Confidential Information regarding the Company and agrees to certain non-solicitation provisions. Under applicable law, Mr. Kulbick has eight days from the date he executed the Agreement to revoke the Agreement. The Severance Agreement and Release is attached as Exhibit 10.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     The following exhibit is filed herewith:

Exhibit Number	Descriptions

10.1	Severance Agreement and Release with Robert R. Kulbick

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAWFORD & COMPANY
By:	/s/ Allen W. Nelson
Executive Vice President — General
Counsel & Corporate Secretary

Dated: February 1, 2007